Exhibit 99.2

CUSIP# 678046 10 3 Amex: BQI

NEWS RELEASE

Date: October 3, 2008

Oilsands Quest announces closing of underwritten private placement of Flow-Through Shares

Calgary, Alberta -- Oilsands Quest Inc. (Amex: BQI) announced today the completion of its previously announced private placement with a syndicate of underwriters on a bought deal basis. 4,800,000 common shares on a flow-through basis (“Flow-Through Shares”) were issued to investors at a price of CDN$3.675 per share for total gross proceeds to Oilsands Quest of CDN$17.6 million.

The private placement was made by a syndicate of underwriters brokered by TD Securities Inc. and included Genuity Capital Markets, CIBC World Markets Inc., Canaccord Capital Corporation, Dundee Securities Corporation and RBC Capital Markets.

The Flow-Through Shares were issued to investors in Canada pursuant to certain exemptions from prospectus requirements.

The Flow-Through Shares issued pursuant to the offerings have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S under the Securities Act) absent a registration statement or an applicable exemption from registration. This notice is not an offer to sell or a solicitation of an offer to buy such securities.

For more information:

Paul K. O’Donoghue, MBA

Vice President, Investor Relations and Corporate Planning

Oilsands Quest Inc.

Email: investorrelations@oilsandsquest.com

(403) 263-1623